Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ANNOUNCES

COMPLETION OF CELLEX POWER ACQUISITION

LATHAM, N.Y., and VANCOUVER, BRITISH COLUMBIA – April 4, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced that the Company has completed its previously announced acquisition of Cellex Power Products Inc., a private company and a leader in providing fuel cell power solutions for lift trucks and other material handling equipment.

Plug Power paid USD 45 million in cash for all of Cellex Power’s outstanding shares. At time of closing, Cellex Power had approximately USD 9 million in cash and cash equivalents on hand.

“Completing this acquisition is a significant step in diversifying Plug Power’s product portfolio and adding new revenue streams from a large potential market,” said Dr. Roger Saillant, Plug Power’s President and Chief Executive Officer.

Plug Power considers telecommunications backup and material handling applications to be attractive near-term markets for proton exchange membrane (PEM) fuel cells and has selected these as central components of the Company’s growth strategy.

Since its inception in 1998, Cellex Power has been developing PEM fuel cell power units for electric lift trucks and is targeting the estimated USD 1.5 billion industrial motive battery market. In November 2006, Cellex successfully completed beta testing of its zero-emission, hydrogen fuel cell power units in pallet trucks at two Ohio-based Wal-Mart distribution centers.

About Cellex Power Products

Cellex Power is a world leader in developing and commercializing fuel cell solutions for lift trucks and other material handling equipment. Cellex Power fuel cell solutions replace the industrial lead acid battery system used today in powering lift truck fleets in large-scale distribution centers. For more information, please visit www.cellexpower.com.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable, on-site energy products, currently integrates fuel cell technology into backup power products for telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets, including the United States, Europe, Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

###

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the expected benefits of the Cellex Power acquisition. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the Cellex Power acquisition is unsuccessful or that the anticipated synergies of the acquisition are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2007, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact: Cynthia Mahoney White Plug Power Inc. Phone: (518) 782-7700 ext. 1973 Mobile: (518) 527-1172 cynthia_mahoneywhite@plugpower.com	Investor Contact: Deborah K. Pawlowski Kei Advisors Phone: (716) 843-3908 Mobile: (716) 310-3949 dpawlowski@keiadvisors.com

968 Albany Shaker Road - Latham, New York 12110 - www.plugpower.com